 EXHIBIT 99.1

TOR MINERALS INTERNATIONAL, INC.
ANNOUNCES 1-FOR-5 REVERSE STOCK SPLIT

CORPUS CHRISTI, Texas, February 18, 2010 - TOR Minerals International, Inc. (the "Company") (Nasdaq: TORM) announced today that it will effect a one-for-five reverse stock split of the Company's common stock effective on February 19, 2010. Trading of the Company's common stock on the NASDAQ Global Market on a split-adjusted basis will begin at the open of trading on February 19, 2010.

The Company's shares will continue to trade on the NASDAQ Capital Market under the symbol "TORM" with the letter "D" added to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred. As a result of the reverse stock split, every five shares of the Company's common stock issued and outstanding immediately prior to the effective date will be combined into one share of common stock. The Company will not issue fractional shares of common stock.  Fractional shares resulting from the reverse stock split will be will be rounded up to the nearest whole share.

Letters of transmittal are expected to be sent to stockholders shortly after the effectiveness of the reverse stock split. Additional information about the reverse stock split is contained in the Company's proxy statement for the Special Meeting of Stockholders held on February 18, 2010, which was filed with the SEC on January 26, 2010.

About TOR Minerals International, Inc.

Headquartered in Corpus Christi, Texas, the Company produces synthetic titanium dioxide and color pigments, specialty aluminas, and other high performance mineral fillers.  The Company is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

Cautionary Statement Regarding Forward Looking Information

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slow down in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment, the possibility that the Company's common stock may be delisted by Nasdaq and other factors.